Exhibit (a)(7)

[SAGENT ADVISORS INC. LETTERHEAD]

February 21, 2012

Board of Directors
ATS Corporation
7925 Jones Branch Drive
McLean, Virginia 22102

Members of the Board of Directors:

We understand that ATS Corporation (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Salient Federal Solutions, Inc. (“Parent”) pursuant to which Parent will acquire the Company. Pursuant to an Agreement and Plan of Merger by and among Parent, Atlas Merger Subsidiary, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and the Company (the “Agreement”), (i) Parent will commence a tender offer (the “Tender Offer”) to purchase all the outstanding shares of the common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) at a purchase price of $3.20 per share in cash (the “Consideration”) and (ii) subsequent to the consummation of the Tender Offer, Merger Sub will be merged with and into the Company with the Company continuing as the surviving entity in the merger, and each outstanding share of Company Common Stock not previously tendered, other than shares of Company Common Stock held by Parent, Merger Sub, the Company and holders who are entitled to and properly demand an appraisal of their shares of Company Common Stock (such holders collectively, the “Excluded Holders”), will be converted into the right to receive the Consideration. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders (other than Excluded Holders) of the consideration to be offered to such stockholders in the Proposed Transaction.

In arriving at our opinion, we have reviewed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) certain publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (“Base Forecasts”) and the Adjusted Forecasts (as defined below), (4) a trading history of the Company’s common stock from January 1, 2008 to February 17, 2012 and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we

ATS Corporation
February 21, 2012

deemed relevant, and (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Base Forecasts, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. In addition, for purposes of our analysis, we also have considered certain more conservative assumptions and estimates which resulted in certain adjustments to the Base Forecasts (the “Adjusted Forecasts”). We have discussed the Adjusted Forecasts with the management of the Company. In light of the Company’s recent performance and pressure to reduce federal government spending, management of the Company has agreed with the appropriateness of, and consented to, the use of such Adjusted Forecasts in performing our analysis and we have relied upon such Adjusted Forecasts in arriving at our opinion. We assume no responsibility for and we express no view as to the Base Forecasts or the Adjusted Forecasts or the assumptions on which they are based.

In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company.

We have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof.

We have not been requested to opine as to, and our opinion does not in any manner address: (i) the underlying business decision of the Company to proceed with or effect the Proposed Transaction; (ii) the relative merits of the Proposed Transaction as compared to alternative business or financial strategies that might be available to the Company; or (iii) the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of the Company in the Proposed Transaction.

ATS Corporation
February 21, 2012

Our opinion is necessarily based on economic, market and other conditions as they exist on, and the information made available to us as of, the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters. We have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, tax, regulatory and accounting matters.

Sagent Advisors Inc., as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions and valuations for corporate and other purposes. We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive compensation for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have not performed any investment banking or financial services for the Company in the past. We have performed various investment banking and financial services for Parent in connection with its 2010 acquisition of SGIS, and received customary fees for such services. In the future we may perform various investment banking and financial services for the Company and Parent, and expect to receive customary fees for such services.

This opinion has been approved by our Fairness Opinion Committee. This opinion is for the use and benefit of the Board of Directors of the Company in connection with its consideration of the Proposed Transaction, and may not be used for any other purpose without our prior written consent. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to whether such stockholder should tender shares of Company Common Stock in the Tender Offer or how such stockholder should act with respect to the Proposed Transaction or any matter relating thereto.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be offered to the stockholders of the Company (other than Excluded Holders) in the Proposed Transaction is fair, from a financial point of view, to such stockholders.

ATS Corporation
February 21, 2012

Very truly yours,

/s/ Sagent Advisors Inc.

SAGENT ADVISORS INC.